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                                                                     EXHIBIT 4.1


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of this 25th day of July, 2001 between Community Bancorp Inc., a Delaware corporation and registered bank holding company ("Company") and each of the persons named on Exhibit A hereto (each a "Purchaser").


                                    RECITALS

         WHEREAS the Company is the issuer of a class of voting common shares registered with the Securities and Exchange Commission and traded on the Nasdaq National Market (the "Shares"); and

         WHEREAS the Company is preparing to issue up to 473,504 additional Shares (the "Subject Shares"), and is willing and able to do so for the consideration and on the terms set forth herein; and

         WHEREAS each of the Purchasers is an "accredited investor" as defined in Rule 501(a) promulgated by the Securities and Exchange Commission; and

         WHEREAS each of the Purchasers has had an opportunity to investigate the Company and its business prospects, and is willing and able to make an investment in the Subject Shares at the price and on the terms set forth herein,

         NOW, THEREFORE, in consideration of the foregoing, the covenants and consideration set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         When used in this Agreement with capitalized initials, unless the context clearly requires a different meaning, each of the following terms shall be given the meaning ascribed to it in this article, as follows:

         "Act" means the Securities Act of 1933, as amended.

         "Affiliate" means any Person that directly or through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control," for purposes of this paragraph, shall mean the power, directly or indirectly, to make or influence the policies and/or decisions of the specified Person. The following shall be presumed to have control of a Person: (a) its directors, executive officers, general partners, trustees, LLC managers and others of similar capacity; (b) any other Person required to sign the periodic


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reports of such Person under the Exchange Act; (c) any beneficial owner of 10%
or more of the outstanding voting securities of such Person, and (d) any group of owners and/or beneficial owners acting in concert for the purpose of exerting control over the specified Person. In all other instances, the possession of control shall be determined on the basis of all the facts and circumstances.

         "Article," means one of the major subdivisions of this Agreement denoted by such name and a sequential Roman numeral; and a reference to an Article shall include, as applicable in the context, a reference to each and every part of such Article.

         "Bank" means Community National Bank, Company's wholly owned banking subsidiary.

         "BHC Act" means the Bank Holding Company Act of 1956, as amended.

         "Board of Directors" means the Company's board of directors.

         "Business Day" means a day other than Saturday or Sunday when all or substantially all banks in California are open for business. The term shall exclude (1) every legal holiday established as such by the laws of the United States or the State of California, and (2) any other day on which banking institutions in San Diego are authorized or obligated by law or by federal order to close.

         "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

         "Closing" means the consummation of the transaction contemplated by this Agreement, as set forth in Section 2.2.

         "Closing Date" means the date on which the Closing occurs, determined pursuant to Section 2.2.

         "Company" shall have the meaning given such term in the recitals.

         "Consent" means any required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

         "Earnings Release" shall have the meaning given such term in Section 3.10.

         "Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.


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         "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Financial Statements" means the Company's audited consolidated financial statements and notes thereto and the related opinions thereon for the years ended December 31, 1998, 1999 and 2000, and quarterly unaudited financial statements for the three months ended March 31, 2001, as presented in the SEC Reports.

         "FRB" shall mean the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles.

         "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

         "Law" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

         "Options" means options, warrants or rights issued by Company and entitling the holder to purchase Shares from the Company. The term does not include securities or other instruments of any kind issued by any other Person.

         A "party" shall mean, in all cases, the Company and, in the case of a Purchaser, such specific Purchaser. A Purchaser shall not be deemed to be a "party" to any other Purchaser's Agreement with the Company.

         "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned entity or any other person or organization which may be given standing as a person in any court located in the United States of America.

         "Purchaser" shall have the meaning given such term in the recitals.

         "Registration Rights Agreement" means an agreement in the form of the Registration Rights Agreement attached hereto as Exhibit B, which shall have been executed and delivered by the Company and the Purchasers pursuant to
Article II hereof.

         "SEC" means the United States Securities and Exchange Commission.


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         "SEC Reports" means all reports filed by the Company pursuant to the
Exchange Act with the SEC or other Governmental Entity and includes reports filed by the Bank with the Comptroller of the Currency pursuant to the Exchange Act prior to the formation of the Company.

         "Section" means a section of this Agreement denoted by such name and by a sequential number in legal format, consisting of an ordinal in Arabic format corresponding with the article number, followed by a decimal and a second ordinal indicating the order of the section within the article. Any reference to a Section shall include, as applicable in the context, a reference to each and every subsection or other part of such Section.

         "Shares" means shares of the voting common stock, no par value, of the Company.

         "Subject Shares" shall have the meaning given such term in the recitals.

         "Subsidiary," when used with reference to a specified Person, means any corporation, partnership, trust or other entity of which the majority of outstanding voting securities are owned by such Person.


                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

         Section 2.1. PURCHASE AND SALE OF SHARES. Upon and subject to all the terms and conditions of this Agreement, Company agrees to sell, and each Purchaser agrees to purchase the number of Subject Shares and at the price per Share set forth opposite such Purchaser's name on Exhibit A. The failure of any Purchaser to purchase the number of Subject Shares set forth opposite its name on Exhibit A will not relieve any other Purchaser from purchasing its number of Subject Shares nor shall the failure of Company to sell all 473,504 of the Subject Shares relieve a Purchaser from purchasing its number of Subject Shares.

         Section 2.2. CLOSING. The closing of this transaction (the "Closing") shall take place at the offices of the Company, 130 W. Fallbrook Street, Fallbrook, California, at 9:00 a.m. on the third Business Day after all of the conditions to the parties' respective conditions to closing are satisfied or waived as provided herein, or at such other place and date as the parties may agree in writing. The actual date on which the Closing occurs is referred to herein as the "Closing Date."

         Section 2.3 DELIVERY AND PAYMENT. At the Closing, the Company shall deliver to each of the respective Purchasers a certificate or certificates, in such reasonable denominations as the Purchaser may have designated in writing not less than three days before the Closing, and registered in the name of the Purchaser, representing the number of Subject Shares the Purchaser is acquiring in the transaction. At the same time and place, the Purchaser shall deliver the purchase price of his respective Subject Shares by, at the option of the Company, cashier's check or wire transfer of immediately available funds to an account designated by Company in writing


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not less than three Business Days before the Closing.

         Section 2.4. RESTRICTED SECURITIES. Each Purchaser understands that the Subject Shares have not been registered with the SEC pursuant to the Act and therefore have the status of "restricted securities," which may only be sold or otherwise disposed of unless such sale or disposition has been registered with the SEC or is exempt from the registration requirement. Purchaser shall not sell or otherwise dispose of the Subject Shares without such registration or exemption, and until such time as the Subject Shares have been registered with the SEC, Company shall direct its Secretary and transfer agent to refuse to transfer any of the Subject Shares on the records of the Company without receiving evidence reasonably satisfactory to the Company that such transfer is exempt from the registration requirement. All certificates representing the Subject Shares, whether upon original issuance or upon transfer (as, if and when permitted hereby and by applicable Law) shall be endorsed with a legend giving notice of the transfer restriction to prospective purchasers, in form as follows:

         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

         Section 2.5. REGISTRATION RIGHTS. At the Closing, the parties shall enter into a Registration Rights Agreement in the form attached as Exhibit B hereto, entitling the Purchasers to have the Subject Shares registered under the Act at Company expense at the times and subject to the terms and conditions set forth therein.


                                   ARTICLE III
                    COMPANY'S WARRANTIES AND REPRESENTATIONS

         To induce each Purchaser to enter into this Agreement, Company represents and warrants to each Purchaser as follows:

         Section 3.1. INCORPORATION, STANDING AND POWER. Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and is registered with the FRB as a bank holding company under the BHC Act. The Bank is a national banking association duly incorporated and in good standing under the laws of the United States. All of the outstanding shares of Bank are owned by the Company. Company and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Company and Bank nor the location of any of their properties requires that Company or


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Bank be licensed to do business in any jurisdiction other than in Delaware (in the case of the Company) and California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Company on a consolidated basis.

         Section 3.2. CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Company consists of 10,000,000 Shares, of which 2,675,456 are outstanding. All the outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Options granted pursuant to the Company's employee stock option plans, there are no outstanding Options with respect to the unissued Shares or any other securities convertible into such Shares, and Company is not obligated to issue any additional shares of its capital stock or Options with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

         Section 3.3. SUBSIDIARIES. Company does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than the Bank and Community (CA) Capital Trust I.

         Section 3.4. FINANCIAL STATEMENTS. The Financial Statements of Company:
(a) present fairly the consolidated financial condition of Company as of the respective dates indicated and its consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Company have been conducted in accordance with generally accepted auditing standards. The books and records of Company are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (a) reflected in its Financial Statements, or
(b) incurred since December 31, 2000 in the ordinary course of business and consistent with past practice, Company does not have any liabilities, whether absolute, accrued, contingent or otherwise.

         Section 3.5. AUTHORITY OF COMPANY. The execution and delivery by Company of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated by both have been duly and validly authorized by all necessary corporate action on the part of Company, and this Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which Company is a party, or by which Company or any of its properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Company on a consolidated basis; or (c) violate any Law applicable to Company or any of its properties or assets.


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No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Company, and no Consent of any Person, is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the transactions contemplated hereby, except (i) the filing of Form D with the SEC and the absence of any objection by the SEC to this transaction; (ii) the filing of notices of transaction or other required filings with the securities administrators of any states in which Subject Shares are to be offered and sold as part of this offering, and the absence of any objection from any of such administrators; (iii) compliance with the Act and other required filings with the securities administrators of any states in which the Subject Shares are to be offered and sold as part of the registration of the Subject Shares pursuant to the Registration Rights Agreement; and (iv) approval of Nasdaq to list the Subject Shares.

         Section 3.6. LITIGATION. To the knowledge of Company, neither the Company nor a Subsidiary is a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

         Section 3.7. COMPLIANCE WITH LAWS AND REGULATIONS. Neither Company nor a Subsidiary is in default under or in breach of any provision of its Charter Documents or any Law promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Company on a consolidated basis.

         Section 3.8. BROKERS AND FINDERS. Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

         Section 3.9. ABSENCE OF MATERIAL CHANGE. Since December 31, 2000, the businesses of Company and the Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and there has not occurred since December 31, 2000 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Company on a consolidated basis.

         Section 3.10. SEC REPORTS AND EARNINGS RELEASE. Since December 31, 1998, the Company has filed all reports and registrations statements required to be filed by it pursuant to the Act and the Exchange Act. The Company has delivered to each Purchaser true and complete copies of all of such filings as well as its press release of July 20, 2001 announcing its earnings for the quarter ended June 30, 2001 (the "Earnings Release"). As of the respective dates, since December 31, 1998, none of Company's SEC Reports nor the Earnings Release contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.


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         Section 3.12. PERFORMANCE OF OBLIGATIONS. Company and the Subsidiaries
have performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Company's knowledge, no party with whom it or the Subsidiaries have an agreement that is material to its business is in default thereunder.

         Section 3.13. LICENSES AND PERMITS. Company and the Subsidiaries have all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Company on a consolidated basis. The properties and operations of Company and the Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable Laws.

         Section 3.14. UNDISCLOSED LIABILITIES. Neither Company or a Subsidiary has any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements or (b) incurred subsequent to December 31, 2000 in the ordinary course of business. Company does not know of any basis for the assertion against it or any Subsidiary of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Company on a consolidated basis that is not fairly reflected in the Financial Statements or otherwise disclosed in this Agreement.

         Section 3.15. ACCOUNTING RECORDS. Company and the Subsidiaries maintain accounting records which fairly and validly reflect its transactions in all material respects, and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Company or a Subsidiary which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

         Section 3.16. TITLE TO ASSETS. Company and the Subsidiaries have good and marketable title to all their respective properties and assets owned or stated to be owned by the Company or the Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements; (b) Encumbrances for current taxes not yet due; or (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Company, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Company or the Subsidiaries.

         Section 3.17. TAXES. Company and the Subsidiaries have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales


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and use tax, premium tax, excise tax and other tax returns of every character required to be filed by them and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Company and the Subsidiaries have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Company and the Subsidiaries in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Company and the Subsidiaries and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. To the knowledge of Company, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Company and the Subsidiaries. To the knowledge of Company, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith).

         Section 3.18. SUBJECT SHARES. The Subject Shares have been duly authorized and, upon issuance to the Purchasers as provided herein, the Subject Shares will be validly issued, fully paid and nonassessable.

         Section 3.19. LISTING OF SHARES. The outstanding Shares are listed on the Nasdaq National Market. No action has been taken or threatened by Nasdaq with respect to the delisting or permanent suspension from trading of the Shares.


                                   ARTICLE IV
                   PURCHASER'S WARRANTIES AND REPRESENTATIONS

         To induce Company to enter into this Agreement, each Purchaser (as to itself and not as to any other Purchaser) hereby warrants and represents as follows:

         Section 4.1. STANDING AND CAPACITY. Purchaser has the capacity and all necessary power and authority necessary to enter into this Agreement and perform all its obligations hereunder.

         Section 4.2. AUTHORITY OF PURCHASER. The execution and delivery by Purchaser of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated by both have been duly and validly authorized by all necessary corporate or other organizational action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other


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similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; or (b) violate any Law applicable to Purchaser or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Purchaser, and no Consent of any Person, is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

         Section 4.3. COMPLIANCE WITH OBLIGATIONS. The execution and delivery by the Purchaser of this Agreement and the Registration Rights Agreement do not, and the performance by the Purchaser of its obligations hereunder and the transactions contemplated hereby will not, violate, conflict with or constitute a breach of, or a default under, any material agreement or instrument to which it is a party or which is binding on it or on its assets.

         Section 4.4. CONSENTS AND APPROVALS. All consents, approvals, authorizations and orders of Governmental Entities or other third parties required for the Purchaser to execute and deliver this Agreement and to purchase the Subject Shares, and otherwise to consummate the transactions contemplated hereby, have been obtained.

         Section 4.5. LITIGATION. There is no legal action, suit, investigation or proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or its assets which could materially and adversely affect its ability to perform or observe any obligation or condition under this Agreement.

         Section 4.6. INVESTOR QUALIFICATIONS. Purchaser is an "accredited investor" as defined by SEC Rule 501(a). Purchaser is experienced at evaluating and investing in companies of the same type as Company, and has had the opportunity (a) to discuss the Company's business, management and financial affairs with executives of the Company, (b) to study publicly available information about the Company and its industry as well as to review and study the books and records of the Company and the Bank and (c) to seek the advice and reports of stock analysts, brokers, investment advisers, industry consultants, attorneys, accountants, and other experts about the value of the Subject Shares and the risks and benefits of an investment therein.

         Section 4.7. INVESTMENT INTENT. Purchaser is purchasing for its own account, for investment purposes, and not with any intention to resell, assign, transfer or otherwise distribute the Subject Shares except as allowed by SEC Rule 144 or in an offering registered with the SEC under the Act.

         Section 4.8. FINANCING. Purchaser has funds available to it to consummate the purchase of the Subject Shares as contemplated by this Agreement.

         Section 4.9. NO BROKERS. Purchaser has not employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement so as to give rise to any valid claim against the Company for any brokerage commission, finder's fee or similar compensation.

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         Section 4.10. NO RELIANCE. Purchaser is relying entirely on its own research, investigation and analysis to support its decision to purchase the Subject Shares. Any statements made by or on behalf of the Company other than in
(i) this Agreement, (ii) the SEC Reports or (iii) the Earnings Release are known to Purchaser to be commentary and opinion, and Purchaser is not relying on them for any purpose. Purchaser acknowledges receipt of the SEC Reports and the Earnings Release.

         Section 4.11 ABSENCE OF FDIC INSURANCE. Purchaser acknowledges that the Subject Shares are not deposits of the Bank and are not insured by the Federal Deposit Insurance Corporation or any Governmental Entity.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1. OPERATIONS IN ORDINARY COURSE. From the date hereof to the Closing, (a) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and substantially in accordance with past practice; and (b) the Company shall not, and shall not permit any of its Subsidiaries to, take any action which could result in any of the representations and warranties of the Company contained herein being untrue as of the Closing

         Section 5.2.  STANDSTILL PROVISION.

                  (a) Prior to July 25, 2002, Purchaser shall not, without the approval of a majority of the Board of Directors (excluding directors who are Purchasers or Affiliates of Purchaser): (i) directly or indirectly acquire beneficial ownership of more than 15 % of the outstanding Shares (on a fully diluted basis); (ii) enter into any voting trust or other agreement with respect to voting any Shares directly or beneficially owned by Purchaser; or (iii) join with any group, company, association, syndicate or other entity or organization, formal or informal, for the purpose of voting any Shares or otherwise controlling or exerting a controlling influence over the Company (except, if Purchaser is a director, in his capacity as a director of the Company).

                  (b) Prior to July 25, 2002, Purchaser shall not engage, directly or indirectly, in the solicitation of proxies, including the solicitation of written consents, or become a participant in any election contest or any other matter in opposition to the recommendation of the Board of Directors with respect to any matter submitted to a vote of the shareholders of the Company.

                  (c) While the restrictions of Section 5.2(a) remain in effect, Purchaser shall not, without the approval of a majority of the Board of Directors (excluding directors who are Purchasers or Affiliates of Purchaser), sell any Subject Shares, either (i) in block transactions of more than 1 % of the Shares outstanding as of the date of sale, or
         (ii) to any Person if such Person would beneficially own more than 10 % of the Shares outstanding

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         immediately after such sale (except in a "brokers' transaction" within the meaning of Section 4(4) of the Act or in transactions with a "market maker" as that term is defined in Section 3(a)(38) of the Exchange Act). The foregoing provisions of this paragraph shall not apply to the sale of Subject Shares to the underwriter(s) as part of a registered public offering of Shares held by Purchaser or to any sale or exchange in response to a tender or exchange offer made by a Person who is not an Affiliate of the Purchaser and not acting on Purchaser's behalf.

                  (d) All the provisions of this Section 5.2 shall survive the Closing.

         Section 5.3. CONFIDENTIAL INFORMATION. Purchaser acknowledges that information it receives as part of its investigations, in negotiations with the Company or in discussions with Company representatives may be material nonpublic information. Purchaser will not (a) disclose or allow the disclosure of such information to any other Person, or (b) purchase, sell or effect any other transaction in Shares of the Company, until after the Company has disclosed such information to the public by means of a press release or SEC filing or after such information has become public by other means with which Purchaser had no causal connection. No delay in Company's disclosure of material non-public information shall release Purchaser from the effect of this paragraph. In the event this Agreement is terminated prior to the Closing, Purchaser shall promptly return to Company or destroy, as requested by Company, all copies of any documents obtained by the Purchaser from Company or its Subsidiaries. The provisions of this section shall survive either Closing or termination of this Agreement.

         Section 5.4. PROVISION OF INFORMATION ABOUT PURCHASER. Each Purchaser shall provide to Company such information as Company may reasonably request to verify that Purchaser is an "accredited investor" within the meaning of SEC Rule 501(a). Without limiting the generality of the foregoing, each Purchaser shall provide:

                  (a) Copies of its most recent annual, quarterly and transaction reports, if any, filed with the SEC or with any other U.S. or state agency by which Purchaser is regulated and with which it is required to file reports that could provide information about its financial position.

                  (b) Unless provided as part of the reports described above, copies of Purchaser's audited balance sheet and statement of operations for the year and quarter most recently concluded.

         Section 5.5. ADVICE OF CHANGES. Each party will promptly notify the other in writing of any event occurring before the Closing which would render any of the warranties or representations contained herein (except warranties and representations made as of a specific date) untrue or inaccurate if made as of the date of such event. The Company will promptly notify the Purchasers of the occurrence of any event prior to the Closing which might reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company on a consolidated basis.

                                   ARTICLE VI
                             PURCHASER'S CONDITIONS

         The obligations of the Purchasers to purchase and pay for the Subject Shares are subject to the satisfaction or waiver, on or before the Closing Date, of all of the following conditions:

         Section 6.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties applicable solely as to a specified date.

         Section 6.2. PERFORMANCE OF COVENANTS. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants hereunder to be performed or complied with by the Company on or before the Closing Date.

         Section 6.3. APPROVALS AND CONSENTS. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all registrations and qualifications with, all federal, state and local governmental authorities necessary for the issuance of the Subject Shares, and all thereof shall be in full force and effect at the time of Closing and shall be effective to permit such issuance.

         Section 6.4. NO ACTIONS OR INJUNCTIONS. No injunction or other court order restraining or prohibiting the consummation of the transactions contemplated hereby shall have been issued and be in effect on the Closing Date and no action, suit or other proceeding, by any governmental agency or any other party, shall be pending or threatened that, in the reasonable opinion of the Purchaser (after consultation with the Company) has a substantial likelihood of success, seeking to restrain or prohibit the purchase and sale of the Subject Shares hereunder or seeking material damages with respect thereto.

         Section 6.5. NO MATERIAL CHANGE. No event shall have occurred which materially and adversely affects the financial condition or prospects of the Company on a consolidated basis.

         Section 6.6 OFFICER'S CERTIFICATE. Purchasers shall have been furnished with a certificate executed on behalf of the Company by its President or Chief Financial Officer, dated the Closing Date, certifying that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled at or prior to the Closing Date.

                                   ARTICLE VII
                              COMPANY'S CONDITIONS

         The obligations of the Company to issue and sell the Subject Shares to the Purchasers are subject to this satisfaction, on or before the Closing Date, of all of the following conditions:

         Section 7.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties applicable solely to a specified date.

         Section 7.2. PERFORMANCE OF COVENANTS. The Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants hereunder to be performed or complied with by it on or before the Closing Date.

         Section 7.3. PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Subject Shares to be purchased by the Purchaser on the Closing Date on the terms and conditions herein provided shall not violate any applicable Law or the Company's listing agreement with the Nasdaq National Market.

         Section 7.4. APPROVALS AND CONSENTS. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all registrations and qualifications with, all federal, state and local governmental authorities necessary for the issuance of the Shares, and all thereof shall be in full force and effect at the time of Closing and shall be effective to permit such issuance.

         Section 7.5. NO ACTIONS OR INJUNCTIONS. No injunction or other court order restraining or prohibiting the consummation of the transactions contemplated hereby shall have been issued and be in effect on the Closing Date and no action, suit or other proceeding by any governmental agency or any other party shall be pending or threatened, that in the reasonable opinion of the Company (after consultation with the Purchaser) has a substantial likelihood of success, seeking to restrain or prohibit the purchase and sale of the Shares hereunder or seeking material damages with respect thereto.

         Section 7.6. NO MATERIAL CHANGE. No other event shall have occurred which materially and adversely affects Purchaser's ability to consummate this transaction or Company's willingness to accept Purchaser as an investor.

         Section 7.7. CERTIFICATE. Company shall have been furnished with a certificate executed on behalf of each of the Purchasers, dated the Closing Date, certifying that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled at or prior to the Closing Date.

         Section 7.8. FAIRNESS OPINION. Company shall have received a letter from an investment banking firm acceptable to the Board of Directors of the Company dated as of the Closing Date to the effect that the sale of the Subject Shares to the Purchasers and the transaction contemplated by this Agreement are fair to the shareholders of Company.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1. TERMINATION. This Agreement may be terminated at any time as to a specific Purchaser prior to the Closing:

                  (a) by the mutual written consent of such Purchaser and the Company; or

                  (b) by either such Purchaser or the Company in writing (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before September 30, 2001; or

                  (c) by either such Purchaser or the Company in writing, if the other party has breached any of its representations, warranties, covenants or agreements contained herein, which in the case of any covenant or agreement, is not cured within fifteen days after such party has been notified of the intent to terminate this Agreement pursuant to this clause (c).

         Section 8.2. EFFECT OF TERMINATION. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder, except for the obligations under this Article VIII and Article IX and
Section 5.3, which shall survive such termination and remain in full force and effect; PROVIDED, HOWEVER, that termination pursuant to clause (b) or (c) of
Section 8.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto for breach of this Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         Section 9.2. SURVIVAL OF PROVISIONS. Except for covenants to be performed after Closing, or where the context or provisions indicate an intention that a covenant is intended to survive Closing, all the covenants, representations and warranties of the parties contained in this Agreement shall expire upon the first anniversary of the Closing, without prejudice to any claim for breach thereof which may have arisen before that time. All the provisions of this Article shall survive either Closing or termination.

         Section 9.3. INDEMNIFICATION. Each party will indemnify the other against and hold it harmless and defend it, including its officers, directors, employees, agents, attorneys and shareholders, from all damages and costs (including reasonable legal fees and expenses) arising from any breach of such party's covenants, representations or warranties in this Agreement.

         Section 9.4. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

         Section 9.5. INJUNCTIVE RELIEF. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Registration Rights Agreement were breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the Registration Rights Agreement in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity. The party seeking injunctive relief shall not be required to prove actual damages to obtain relief.

         Section 9.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement (including Exhibits A and B) contains the entire understanding of the parties with respect to the transactions contemplated hereby. No agreements, understanding, representations or assurances shall have any effect unless set forth herein. This Agreement may be amended only by an agreement in writing executed by the parties hereto. From time to time but no later than five Business Days prior to the Closing Date, either party may supplement or amend its warranties and representations to disclose in writing any material change as required by
Section 5.5 hereof, and such amended or supplemental disclosures shall be regarded as part of this Agreement if the party receiving the same proceeds to the Closing without objection. Any such amended or supplemental disclosure, and any notice of election to treat the newly disclosed information as a breach of the warranties and representations set forth above, shall be in writing, addressed as required for notices generally under this Agreement, and delivered to the other party by personal delivery, certified mail, commercial delivery service or other method of delivery requiring a signature on behalf of the recipient. Notwithstanding anything to the contrary contained herein, neither party shall not be required to close the transaction contemplated hereby for five Business Days after being provided with any supplemental or amended disclosures as contemplated by this paragraph.

         Section 9.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Neither party shall be bound by this Agreement unless and until both parties have duly executed a counterpart hereof.

         Section 9.8. NOTICES. Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given when delivered by hand or by confirmed facsimile transmission, on the second Business Day after a writing is consigned (delivery charges prepaid) to a commercial overnight courier, and on the fifth Business Day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

                           If to Company:        Community Bancorp
                                                 130 W. Fallbrook Street
                                                 Fallbrook, CA 92028

                           with a copy to:

                                                 Reitner & Stuart
                                                 1319 Marsh Street
                                                 San Luis Obispo, CA 93401

                           If to a Purchaser:    At the address on Exhibit A

or to such other address as either party may, from time to time, designate in a written notice given in a like manner.

         Section 9.9. WAIVERS. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 9.10. SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS. With respect to any claim arising out of this Agreement or the Registration Rights Agreement, (a) the Company and the Purchaser each irrevocably submits to the nonexclusive jurisdiction of the courts of the State of California and the United States District Court located in the County of San Diego, and (b) the Company and the Purchaser each irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Registration Rights Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party; PROVIDED, however, that nothing in this Section 9.9 shall be deemed to preclude either the Company or the Purchaser from bringing an action or proceeding in respect of any such agreement in any other jurisdiction.

         Section 9.11. SUCCESSORS AND ASSIGNS. Except insofar as transfer of the Subject Shares is restricted by this Agreement or by Law, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. Except for the Investment Banker, no third party is intended to have any rights by reason of, or to enforce, any provision of this agreement.

         Section 9.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed and delivered as of the date first above written.



COMMUNITY BANCORP                   PURCHASER


By:                                 By:
    ---------------------------         ------------------------------
    Name/Title                          Name/Title

                                    EXHIBIT A


                                                   NUMBER OF
                                                 SUBJECT SHARES                         PRICE PER
NAME OF PURCHASER                               TO BE PURCHASED                            SHARE
-----------------                               ---------------                         ---------
Gary W. Deems Deems IRA                              50,000                                $ 6.75

Michael Patterson and Jacqueline Patterson,
  Trustees Patterson Trust U/A dated 4/11/98          7,407                                  $6.75

Mark Nelson Baker and
   Margaret Ann Baker,
   Co-Trustees, U.T.D Oct.21, 1985                   14,815                                $ 6.75

San Diego Wood Preserving Co.
   401 K Plan FBO Mark N. Baker                      25,926                                $ 6.75

San Diego Wood Preserving Co.
   401 K Plan FBO Gerald N. Baker                    14,815                                $ 6.75

Gerald N. Baker, Trustee,
   U.T.D Dec. 4, 1990                                 7,408                                $ 6.75

Baker Electric, Inc. 401 K Plan
   FBO Kent N. Baker                                 14,815                                $ 6.75

Financial Institution Partners III, L.P              76,923                                $ 6.50

Investors Mergers and Acquisition Fund              150,000                                $ 6.50

G. Bruce Dunn 1992 Trust                             59,259                                $ 6.75

Jeffery G. Dunn                                      14,815                                $ 6.75

Southern Mission Equipment Inc.
    Defined Benefit Pension Plan                     22,222                                $ 6.75

Corey and Melanie Seale Family Trust                  7,407                                $ 6.75

Bart Gurewitz                                         7,692                                $ 6.50
                                                   ---------
                                                    473,504
